Exhibit 10.22

NEFF CORPORATION
DIRECTOR STOCK OWNERSHIP POLICY
(as of November [   ], 2014)

Purpose

This Non-Employee Director Stock Ownership Policy (the “Policy”) of Neff Corporation (“Neff”) is designed to align the interests of members of the board of directors of Neff (the “Board”) with the interests of Neff’s common stockholders.

Eligibility

This Policy shall apply to all members of the Board that are not employees of Neff or its subsidiaries (each, a “Non-Employee Director”).

Share Retention Policy

Each Non-Employee Director is encouraged to hold shares of Neff common stock (“Common Stock”) and Neff Holdings LLC (“Neff Holdings”) common units received from the vesting, delivery or exercise of equity awards granted under the equity award plans of Neff or Neff Holdings or the redemption of Common Units of Neff Holdings (“Common Units”), and at all times make good faith progress towards holding Qualifying Shareholdings (as defined herein) equal to or in excess of the Non-Employee Director’s retainer threshold, as described under “Retainer Threshold” below, as such thresholds may be amended by Neff’s Nominating Committee (the “Committee”) from time to time.

Retainer Threshold

Each Non-Employee Director’s retainer threshold is three times his or her annual base retainer fee.

Neff uses the average New York Stock Exchange closing price per share of  Common Stock (as adjusted for stock splits and similar changes to the Common Stock) for the most recently completed fiscal year (the “Average NYSE Closing Price”) to determine the number of Qualifying Shareholdings required to meet the retainer threshold.

Qualifying Shareholdings

Securities that qualify in determining whether a Non-Employee Director has satisfied the shareholding requirements of this Policy (“Qualifying Shareholdings”) include:  (i) issued and outstanding shares of Common Stock held beneficially or of record by the Non-Employee Director that are not subject to transfer or other restrictions; (ii) issued and outstanding Common Units held beneficially or of record by the Non-Employee Director; (iii) issued and outstanding shares of Common Stock or Common Units held by a Qualifying Trust (as defined below); (iv) issued and outstanding shares of Common Stock or Common Units held by a 401(k) or other qualified pension or profit-sharing plan for the benefit of the Non-Employee Director (whether denominated in shares or units); (v) shares of Common Stock underlying vested and unvested time-based Neff stock options and restricted stock units; and (vi) Common Units underlying vested and unvested time-based stock options of Neff Holdings LLC; provided that the number of shares of Common Stock or Common Units underlying stock options or restricted stock units constituting Qualifying Shareholdings shall equal the number of shares of Common Stock or Common Units that would be deliverable upon settlement or exercise in full of the respective awards, less (A) a number of shares of Common Stock or Common Units with a value equal to any applicable withholding taxes, utilizing  an assumed tax rate equal to 40% (the “Tax Withholding Amount”), and (B)

in the case of stock options, a number of shares of Common Stock or Common Units with a value equal to the exercise price thereof.  Neff uses the Average NYSE Closing Price to determine the number of shares or Common Units needed to satisfy the Tax Withholding Amount and the exercise price.

For purposes of the foregoing paragraph, “beneficial ownership” shall mean the ownership or sharing, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, of (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security. “Qualifying Trust” means a trust created for the benefit of the Non-Employee Director, the Non-Employee Director’s spouse, or members of the Non-Employee Director’s immediate family.

Qualifying Shareholdings Reporting

Each Non-Employee Director shall report in such Non-Employee Director’s annual Director and Officer Questionnaire (“D&O Questionnaire”) his or her Qualifying Shareholdings as of the date the D&O Questionnaire is completed and, in the case of newly appointed Non-Employee Directors, such information shall also be reported in such Non-Employee Director’s initial D&O Questionnaire.

Remedies for Non-Compliance

The Committee has the authority to review each Non-Employee Director’s compliance (or progress towards compliance) with this Policy from time to time and, in its sole discretion, to impose such conditions, restrictions or limitations on any Non-Employee Director as the Committee determines to be necessary or appropriate in order to achieve the purposes of this Policy.  For example, the Committee may mandate that a Non-Employee Director retain (and not transfer) all or a portion of any shares delivered to the participant through the equity plans of Neff or Neff Holdings (or any shares received upon redemption of CommonUnits) or otherwise restrict the Non-Employee Director’s transfer of previously owned shares or Common Units.

Undue Hardship

There may be instances in which this Policy would place a severe hardship on a Non-Employee Director or prevent the Non-Employee Director from complying with a court order, such as a divorce settlement, or other legal requirement.  In these instances, the Non-Employee Director must submit a request in writing to the Committee or its designee that summarizes the circumstances and describes the extent to which an exemption is being requested.  The Committee or its designee will make the final decision as to whether an exemption will be granted.  If such a request is granted in whole or part, the Committee or its designee will work with the Non-Employee Director to develop an alternative stock ownership plan that reflects both the intention of this Policy and the Non-Employee Director’s individual circumstances.

Administration

This Policy is administered and interpreted by the Committee.  The Committee retains the authority to make exceptions to or waivers of the Policy based upon changes in circumstances or to otherwise amend or alter the guidelines as it may determine appropriate.  The Committee will review each Non-Employee Director’s compliance efforts with respect to this Policy no less than annually and will review this Policy from time to time as the Committee deems necessary or appropriate.